Exhibit 99.2

ISSN 1718-8369

Volume 6, number 10	June 8, 2012
AS AT FEBRUARY 29, 2012

Highlights for February 2012

❑	In February, budgetary revenue totalled $5.6 billion, up $50 million compared to last year. Own-source revenue amounts to $4.3 billion while federal transfers stand at $1.3 billion.

❑	Program spending amounts to $4.6 billion, up $119 million compared to last year.

❑	Debt service amounts to $589 million, up $13 million compared to February 2011.

❑	A surplus of $578 million was posted in February 2012 compared with $507 million last year.

❑	Taking the $95 million deposited in the Generations Fund into account, the monthly budgetary balance within the meaning of the Balanced Budget Act shows a surplus of $483 million.

On the basis of the cumulative results as at February 29, 2012, the budgetary balance within the meaning of the Balanced Budget Act amounts to a deficit of $1.9 billion. As forecast in Budget 2012-2013 last March 20, the budget deficit within the meaning of the Balanced Budget Act is expected to amount to $3.3 billion in 2011-2012.

SUMMARY OF CONSOLIDATED BUDGETARY TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February		April to February		2012-2013 Budget
						Forecast Growth
	2011[1]	2012	2010-2011[1]	2011-2012	2011-2012%
BUDGETARY REVENUE
Own-source revenue	4 228	4 275	42 148	44 898	50 364	6.6
Federal transfers	1 311	1 314	14 124	13 909	15 175	- 1.6
Total	5 539	5 589	56 272	58 807	65 539	4.6
BUDGETARY EXPENDITURE
Program spending	- 4 483	- 4 602	- 53 180	- 54 666	- 61 384	2.0
Debt service	- 576	- 589	- 6 364	- 6 695	- 7 452	6.7
Total	- 5 059	- 5 191	- 59 544	- 61 361	- 68 836	2.5
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 11	126	1 013	789	342	—
Health and social services and education networks	- 64	- 41	- 148	- 135	- 45	—
Generations Fund	102	95	663	743	848	—
Total	27	180	1 528	1 397	1 145	—
Contingency reserve	—	—	—	—	- 300	—
SURPLUS (DEFICIT)	507	578	- 1 744	- 1 157	- 2 452	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	- 102	- 95	- 663	- 743	- 848	—
BUDGETARY BALANCE WITHIN THE MEANING OF THE BALANCED BUDGET ACT	405	483	- 2 407	- 1 900	- 3 300	—

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

Cumulative results as at February 29, 2012

Budgetary balance

❑	For the period from April 2011 to February 2012, the budgetary balance within the meaning of the Balanced Budget Act shows a deficit of $1.9 billion.

Budgetary revenue

❑	As at February 29, 2012, budgetary revenue amounts to $58.8 billion, $2.5 billion more than as at February 28, 2011.

	—	Own-source revenue stands at $44.9 billion, $2.8 billion more than last year.

	—	Federal transfers amount to $13.9 billion, down $215 million compared to February 28, 2011.

Budgetary expenditure

❑	Since the beginning of the fiscal year, budgetary expenditure amounts to $61.4 billion, an increase of $1.8 billion, or 3.1%, compared to last year.

—	For the first 11 months of the fiscal year, program spending rose by $1.5 billion, or 2.8%, and stands at $54.7 billion. The growth forecast for 2011-2012 in the budget last March 20 is 2.0%.

	–	The most significant changes are in the Health and Social Services ($687 million), Education and Culture ($441 million) and Support for Individuals and Families ($227 million) missions.

—	Debt service stands at $6.7 billion, an increase of $331 million or 5.2% compared to last year.

Consolidated entities

❑	As at February 29, 2012, the net results of consolidated entities show a surplus of $1.4 billion. These results include:

	—	a surplus of $789 million for non-budget-funded bodies and special funds;

	—	a $135-million deficit for the health and social services and the education networks;

	—	revenue dedicated to the Generations Fund of $743 million.

Net financial requirements

❑

As at February 29, 2012, consolidated net financial requirements stand at $6.6 billion, an increase of $804 million compared to last year. The financial requirements reflect the current budget deficit as well as the variation, from one year to the next, in receipts and disbursements made in the course of the government’s operations.

CONSOLIDATED BUDGETARY AND FINANCIAL TRANSACTIONS
(millions of dollars)	(Unaudited data)

	February			April to February
	2011[1]	2012	Change	2010-2011[1]	2011-2012	Change
BUDGETARY REVENUE
Own-source revenue	4 228	4 275	47	42 148	44 898	2 750
Federal transfers	1 311	1 314	3	14 124	13 909	- 215
Total	5 539	5 589	50	56 272	58 807	2 535
BUDGETARY EXPENDITURE
Program spending	- 4 483	- 4 602	- 119	- 53 180	- 54 666	- 1 486
Debt service	- 576	- 589	- 13	- 6 364	- 6 695	- 331
Total	- 5 059	- 5 191	- 132	- 59 544	- 61 361	- 1 817
CONSOLIDATED ENTITIES[2]
Non-budget-funded bodies and special funds	- 11	126	137	1 013	789	- 224
Health and social services and education networks	- 64	- 41	23	- 148	- 135	13
Generations Fund	102	95	- 7	663	743	80
Total	27	180	153	1 528	1 397	- 131
SURPLUS (DEFICIT)	507	578	71	- 1 744	- 1 157	587
Consolidated non-budgetary requirements	315	- 471	- 786	- 4 065	- 5 456	- 1 391
CONSOLIDATED NET FINANCIAL SURPLUS (REQUIREMENTS)	822	107	- 715	- 5 809	- 6 613	- 804

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

2	The details of these revenues and expenditures are shown on page 5 of this report.

CONSOLIDATED REVENUE FUND REVENUE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change			Change
Revenue by source	2011[1]	2012	%	2010-2011[1]	2011-2012%
Own-source revenue excluding government enterprises
Income and property taxes
Personal income tax	1 507	1 542	2.3	16 378	16 870	3.0
Contributions to Health Services Fund	471	499	5.9	5 354	5 596	4.5
Corporate taxes	600	483	- 19.5	2 917	3 210	10.0
Consumption taxes	779	1 030	32.2	11 524	13 123	13.9
Others sources	246	206	- 16.3	1 776	1 816	2.3
Total own-source revenue excluding government enterprises	3 603	3 760	4.4	37 949	40 615	7.0
Revenue from government enterprises	625	515	- 17.6	4 199	4 283	2.0
Total own-source revenue	4 228	4 275	1.1	42 148	44 898	6.5
Federal transfers
Equalization	713	651	- 8.7	7 840	7 163	- 8.6
Protection payment	—	31	—	—	338	—
Health transfers	363	369	1.7	3 946	4 142	5.0
Transfers for post-secondary education and other social programs	124	128	3.2	1 331	1 361	2.3
Other programs	111	135	21.6	1 007	905	- 10.1
Total federal transfers	1 311	1 314	0.2	14 124	13 909	- 1.5
BUDGETARY REVENUE	5 539	5 589	0.9	56 272	58 807	4.5

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

CONSOLIDATED REVENUE FUND EXPENDITURE
(millions of dollars)	(Unaudited data)

	February			April to February
			Change			Change
Expenditures by mission	2011[1]	2012	%	2010-2011[1]	2011-2012%
Program spending
Health and Social Services	2 042	2 095	2.6	25 312	25 999	2.7
Education and Culture	1 232	1 209	- 1.9	14 394	14 835	3.1
Economy and Environment	455	487	7.0	4 935	4 918	- 0.3
Support for Individuals and Families	500	506	1.2	5 325	5 552	4.3
Administration and Justice	254	305	20.1	3 214	3 362	4.6
Total program spending	4 483	4 602	2.7	53 180	54 666	2.8
Debt service	576	589	2.3	6 364	6 695	5.2
BUDGETARY EXPENDITURE	5 059	5 191	2.6	59 544	61 361	3.1

1

For comparison purposes, the figures for 2010-2011 have been adjusted to reflect the reclassification of the expenditure for doubtful accounts as a charge against tax revenues and those attributable to the creation of special funds since the tabling of the March 2010 budget, in particular the Land Transportation Network Fund (FORT) and the Tax Administration Fund (FRAF).

DETAILED INFORMATION ON THE TRANSACTIONS OF CONSOLIDATED ENTITIES
(millions of dollars)	(Unaudited data)

	February 2012
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	1 115	1 401	—	95	83	2 694	- 1 748	946
EXPENDITURE
Expenditure	- 824	- 1 336	- 41	—	- 83	- 2 284	1 662	- 622
Debt service	- 148	- 82	—	—	—	- 230	86	- 144
TOTAL	- 972	- 1 418	- 41	—	- 83	- 2 514	1 748	- 766
RESULTS	143	- 17	- 41	95	—	180	—	180

	April 2011 to February 2012
	Special funds	Non-budget- funded bodies	Health and education networks[1]	Generations Fund	Specified purpose accounts	Total	Consolidation adjustments[2]	Total
REVENUE	10 982	16 500	—	743	1 156	29 381	- 19 476	9 905
EXPENDITURE
Expenditure	- 8 740	- 15 251	- 135	—	- 1 156	- 25 282	18 607	- 6 675
Debt service	- 1 576	- 1 126	—	—	—	- 2 702	869	- 1 833
TOTAL	- 10 316	- 16 377	- 135	—	- 1 156	- 27 984	19 476	- 8 508
RESULTS	666	123	- 135	743	—	1 397	—	1 397

1              The results of the networks are presented according to the modified equity accounting method.

2              Consolidation adjustments include the elimination of program spending of the Consolidated Revenue Fund.

For more information, contact the Direction des communications of the ministère des Finances du Québec at 418 528-9323.

The report is also available on the ministère des Finances du Québec website: www.finances.gouv.qc.ca.